U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

February 25, 2019

Cannapharmarx, Inc.

(Exact name of small business issuer as specified in its charter)

Delaware	000-27055	24-4635140
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID No.)

2 Park Plaza

Suite 1200-B

Irvine, CA 92614

(Address of principal executive offices)

949-652-6838

(Issuer’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b2 of the Securities Exchange Act of 1934 (§240.12b2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

Effective February 25, 2019, we acquired 3,712,500 shares and 2,500,000 Warrants to purchase 2,500,000 shares of common stock at a price of CAD$1.00 of GN Ventures, Ltd, Alberta, Canada, f/k/a Great Northern Cannnabis, Ltd. (“GN”), in exchange for an aggregate of 7,988,963 shares of our Common Stock, from a former shareholder of GN. These shares and warrants, when exercised, will represent 18% and 11%,, respectively, of the issued and outstanding stock of GN. While no assurances can be provided, we believe this is the initial step in our efforts to acquire all of the issued and outstanding stock of GN. We anticipate making additional purchases of stock from other shareholders of GN during March and April 2019.

GN owns a 60,000 square foot cannabis cultivation and grow facility located on 38 acres in Stevensville, Ontario, Canada. Once completed, GN estimates annual total production capacity from the Stevensville facility of up to 12,500 kilograms of cannabis. GN believes the Stevensville facility to be 95% complete and to receive a license to cultivate from the Canadian Ministry of Health prior to the end of the second quarter of 2019. If and when completed, GN believes it will begin cultivation activities and generate its initial harvest during the middle of 2019. Additionally, the plan is to increase cannabis production by building additional cannabis cultivation facilities on the excess land presently owned adjacent to the existing Stevensville facility, provided that additional funding can be obtained on commercially reasonable terms. GN does not have any firm commitment to provide any of the funds necessary for expansion as of the date of this release.

While there can be no assurances, we will be successful in acquiring all of the issued and outstanding stock of GN, we intend to dual list our common stock for trading on the Canadian Securities Exchange (“CSE”) as a precursor to consummating a transaction with GN. We anticipate filing our initial listing application with the CSE during March 2019 and, while no assurances can be provided, anticipate receiving approval for trading during the second quarter of 2019.

We estimate that in order to consummate the acquisition of GN, as well as to complete development of the cultivation facilities we presently own located in Hanover, Ontario, we will require up to CAD$12 million in additional financing. We cannot provide any assurances that we will be able to raise such funds or whether we would be able to raise such funds on terms that are favorable to us. We may seek to borrow monies from lenders at commercial rates, but such lenders will probably charge higher than bank rates, which higher rates could, depending on the amount borrowed, der the net operating income of any of our planned profitable businesses insufficient to cover the interest burden.

Currently, we have no committed source for any funds to allow us to complete the Hanover project. No representation is made that any funds will be available when needed. In the event funds cannot be raised if and when needed, we may not be able to carry out our business plan and could fail in business as a result of these uncertainties.

Item 3.02.	Unregistered Sales of Equity Securities.

The disclosure set forth in Item 1.01 to this Current Report is incorporated into this item by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective February 26, 2019, Dominick Colvin was re-appointed as our Chief Executive Officer, President and a director. He is replacing James Samuelson, who is remaining a director of our Company. Mr. Colvin had previously held such positions with us from April 2018 through November 2018, but resigned to avoid any appearance of conflicts of interest while we discussed the acquisition of his stock in GN. Mr. Colvin shall hold such positions until the next annual meeting of our Board of Directors, his resignation, removal or death, whichever comes first. As of the date of this report, no officer or director is receiving any compensation from us other than accruing expenses that will be reimbursed.

Following is Mr. Colvin’s biographical history:

Dominick Colvin, 51, was appointed as our Chief Executive Officer, President and a director in February 2019. He had previously held these positions with our Company between April 2018 and January 2019. In addition to his positions with our Company, since June 2007 Mr. Colvin has been President of PLC International Investments, Inc., a private held Canadian company engaged in power production, oil and coal mining. Since September 2017, he has also been President and CEO of GN Ventures Ltd. a company incorporated pursuant to the laws of the Province of Alberta.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit 99.1 - Press Release dated February 26, 2019

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 28, 2019	CANNAPHARMARX, INC.
(Registrant)

By: /s/Gary Herick
Gary Herick, Chief Financial Officer